Exhibit 5.01
November 3, 2010
Symantec Corporation
350 Ellis Street
Mountain View, CA 94043
Ladies and Gentlemen:
     At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Symantec Corporation, a Delaware corporation (“Symantec”), with the Securities and Exchange Commission (the “Commission”) on or about November 3, 2010 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 75,000,000 shares of Symantec’s Common Stock, $0.01 par value per share (the “Stock”). The shares of Stock consist of:
     (a) an aggregate of 55,000,000 shares of Stock, all subject to issuance by Symantec upon (i) the exercise of stock options to be granted by Symantec under its 2004 Equity Incentive Plan, as amended (the “2004 Plan”), (ii) the granting by Symantec of restricted stock or restricted stock units under the 2004 Plan, or (iii) the vesting of stock appreciation rights to be granted by Symantec under the 2004 Plan; and
     (b) an aggregate of 20,000,000 shares of Stock, all subject to issuance by Symantec upon the exercise of purchase rights to be granted under the 2008 Employee Stock Purchase Plan, as amended (the “2008 Plan,” and together with the 2004 Plan, collectively, the “Plans”).
In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following:
(1)	Symantec’s Amended and Restated Certificate of Incorporation, certified by the Delaware Secretary of State on September 20, 2004 (as amended by the Certificate of Amendment of Amended and Restated Certificate of Incorporation, filed with the Delaware Secretary of State on July 1, 2005 and as amended by the Certificate of Amendment to Amended and Restated Certificate of Incorporation, filed with the Delaware Secretary of State on July 31, 2009) and the Certificate of Designations of Series A Junior Participating Preferred Stock, filed with the Delaware Secretary of State on December 16, 2004;

(2)	Symantec’s Amended and Restated Bylaws, approved by Symantec’s Board of Directors on May 4, 2010 and certified by Symantec’s Secretary on September 16, 2010;

(3)	Symantec’s Restated Certificate of Incorporation, certified by the Delaware Secretary of State on October 20, 2003, as in effect upon the approval of the 2004 Plan;

November 3, 2010

(4)	the Registration Statement, together with the Exhibits filed as a part thereof or incorporated therein by reference;

(5)	the Prospectus prepared in connection with the Registration Statement;

(6)	the Plans;

(7)	the minutes of the meetings of Symantec’s Board of Directors held on July 20, 2004, July 18, 2006, October 24, 2006, April 29, 2008 and May 4, 2010 and the minutes of the meetings of Symantec’s stockholders held on September 15, 2004, September 13, 2006, September 22, 2008 and September 20, 2010, approving the 2004 Plan and the subsequent amendments to the 2004 Plan;

(8)	the minutes of the meetings of Symantec’s Board of Directors held on April 29, 2008 and May 4, 2010 and the minutes of the meetings of Symantec’s stockholders held on September 22, 2008 and September 20, 2010, approving the 2008 Plan and the amendment to the 2008 Plan;

(9)	the stock records that Symantec has provided to us (consisting of a summary report of currently outstanding options and other rights to receive Symantec’s capital stock that was prepared by Symantec and dated November 2, 2010 verifying the number of such issued and outstanding securities);

(10)	a Management Certificate addressed to us and dated of even date herewith executed by Symantec containing certain factual and other representations (the “Management Certificate”), including as to the number of (i) outstanding shares of capital stock, (ii) outstanding options, warrants and rights to purchase capital stock, (iii) any additional shares of capital stock reserved for future issuance in connection with stock option and purchase plans and all other plans, agreements or rights; and

(11)	a certificate from Computershare Trust Company, N.A., Symantec’s transfer agent, dated as of November 2, 2010 verifying the number of Symantec’s issued and outstanding shares of Common Stock, $0.01 par value, as of November 1, 2010.
     In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof. We have also assumed that the certificates representing the Stock have been, or will be when issued, properly signed by authorized officers of Symantec or their agents.

November 3, 2010

     As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of Symantec to us, including but not limited to those set forth in the Management Certificate. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.
     We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America, of the State of California and of the Delaware General Corporation Law, the Delaware Constitution and reported judicial decisions relating thereto.
     Based upon the foregoing, it is our opinion that:
     (a) the 55,000,000 shares of Stock that may be issued and sold by Symantec upon (i) the exercise of stock options to be granted by Symantec under the 2004 Plan, (ii) the granting by Symantec of restricted stock or restricted stock units under the 2004 Plan, or (iii) the vesting of stock appreciation rights to be granted by Symantec under the 2004 Plan, when issued, sold and delivered in accordance with the 2004 Plan and the applicable purchase agreement to be entered into thereunder and in the manner and for the consideration stated in the Registration Statement and Prospectus, will be validly issued, fully paid and nonassessable; and
     (b) the 20,000,000 shares of Stock that may be issued and sold by Symantec upon the exercise of purchase rights to be granted under the 2008 Plan, when issued, sold and delivered in accordance with the 2008 Plan and the purchase agreements to be entered into thereunder and in the manner and for the consideration stated in the Registration Statement and related Prospectus will be validly issued, fully paid and nonassessable.
     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto. This opinion is intended solely for use in connection with issuance and sale of shares of Stock subject to the Registration Statement and is not to be relied upon for any other purpose. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours, FENWICK & WEST LLP

By:	/s/ Daniel J. Winnike
Daniel J. Winnike, a Partner